UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/09/2011

Strategic Storage Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53644

MD	32-0211624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694
(Address of principal executive offices, including zip code)

(877) 327-3485
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Potential Acquisition of the Ladera Ranch Property and the Ladera Ranch Land

        On February 9, 2011, Strategic Storage Trust, Inc. (the "Registrant"), through a wholly-owned subsidiary of the Registrant's operating partnership, executed two purchase and sale agreements with unaffiliated third parties (collectively, the "Ladera Ranch Purchase Agreements") for the acquisition of a self storage facility (the "Ladera Ranch property") and an adjacent parcel of land (the "Ladera Ranch land"), both located in Ladera Ranch, California. The purchase price for the Ladera Ranch property is $17.0 million, plus closing costs and acquisition fees, which includes the assumption of an approximately $7.0 million loan. The purchase price for the Ladera Ranch land is approximately $3.9 million, plus closing costs and acquisition fees. The Registrant expects these acquisitions to close in the second quarter of 2011 and to fund such acquisitions with net proceeds from its initial public offering.

        The Ladera Ranch property is an approximately 980-unit self storage facility that sits on approximately 3.7 acres and contains approximately 102,000 rentable square feet of self storage space. The Ladera Ranch property is located at 30 Terrace Road, Ladera Ranch, California. It was constructed in 2002. The Ladera Ranch land is an approximately 3.6 acre parcel located immediately adjacent to the Ladera Ranch property.

       The seller of the Ladera Ranch land has an option to repurchase the Ladera Ranch land upon the occurrence of certain events, subject to certain terms and conditions. The closing of the Ladera Ranch property and the Ladera Ranch land are contingent upon each other.

        Pursuant to the Ladera Ranch Purchase Agreements, the Registrant would be obligated to purchase the Ladera Ranch property and the Ladera Ranch land only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Ladera Ranch property and the Ladera Ranch land generally based upon:

    - satisfactory completion of due diligence on the properties and the sellers of the properties;

    - satisfaction of the conditions to the acquisitions in accordance with the purchase agreements; and
    - no material adverse changes relating to the properties, the sellers of the properties or certain economic conditions.

        There can be no assurance that the Registrant will complete the acquisitions of the Ladera Ranch property and the Ladera Ranch land. In some circumstances, if the Registrant fails to complete the acquisitions, it may forfeit up to $150,000 in earnest money on the Ladera Ranch property and up to $50,000 in earnest money on the Ladera Ranch land.

       Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Ladera Ranch property and the Ladera Ranch land. Due to the considerable conditions to the consummation of the acquisition of the Ladera Ranch property and the Ladera Ranch land, the Registrant cannot make any assurances that the closing of the Ladera Ranch property and the Ladera Ranch land is probable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Strategic Storage Trust, Inc.

Date: February 11, 2011	By:	/s/ Michael S. McClure
Michael S. McClure
Chief Financial Officer